EXHIBIT 10.1

Health Discovery Corporation

4243 Dunwoody Club Drive

Suite 202

Atlanta, Georgia 30340

August 6, 2013

Dear Fellow Owners of Health Discovery Corporation,

On behalf of the majority of Health Discovery Corporation’s Board of Directors (the “Board”), I want update you on the recent changes at Health Discovery Corporation (“HDC” or “Company”) so you might have a better understanding of the direction the Company is taking.

For Health Discovery Corporation, the past month has been a time of significant personnel changes – which will be better for our shareholders.

We believe the Company was forced to make several difficult decisions over the last week that should substantially increase our opportunity to survive, succeed, and ultimately thrive. The changes in upper management were driven out of the requirements to: focus on low hanging fruit, reduce our burn rate and conserve shares.

As a result of the staff changes, I have been appointed Interim Chief Executive Officer. I accepted the role with the following requirements:

1.	I will take no cash salary or stock option compensation.
2.	The 1,500,000 director options awarded to me on July 25, 2013 to purchase HDC stock at market price of $0.027 have been reassigned to the company so that they can be used for better purposes such as raising capital and/or compensating our workers.
3.	I will not seek reimbursement for my time or expenses as they relate to me carrying out the duties of Interim Chief Executive Officer.

These requirements are absolute and do not carry any consideration or contingency for recouping at a later date.

I would like to tell you about the new members of the Board and the values we will live by:

1.	Communication. We will communicate openly and honestly at all times, to the best of our ability. While we are bound by certain confidentiality agreements and regulatory disclosure rules, we will be responsive and communicative. As an example, you may contact the board at the new email address: board@healthdiscoverycorp.com. You may also reach us at the office (678) 336-5300. We will be responsive as quickly as possible. If you do not find the response timely enough, please call the office and ask for me. We may not be able to comment on every question you may have due to legal requirements, but you will hear from us.

2.	Financial Responsibility. We will treat every penny of the Company, as if it is the last and will promote the philosophy of: “spend it and care about it like it’s your own” to all of our employees and consultants. If we do not measure every expense with the utmost seriousness, there is no way for this company to survive. Because Rick Winger has an extensive career in the financial arena, he has been selected to head up the Company’s Audit Committee. Installing an Audit Committee was one of this Board’s first actions.

3.	Commitment. This Board is comprised of successful business, financial, and legal experts. They are working for $1 per year. They have options, which will only have value if our stock price increases. Their interest is solely aligned with those of the shareholders, or as we prefer: Owners. Bill Quirk has accepted a board position with HDC and as the largest shareholder of our common stock; we welcome his financial expertise and business acumen.

The Board along with its employees and advisors will be focused on a one-year goal of becoming more financially healthy and potentially profitable. The Company does not have the luxury of time or long, drawn out business propositions. We must, and will, act now. The objectives at hand to stabilize the Company are:

1.	Continue our partnership with NeoGenomics. We believe that the development of tests and products are progressing nicely and last week NeoGenomics announced at their conference call expectations for commercialization of tests and products using our technology. We will support this relationship with every opportunity we have to do so. NeoGenomics is the right partner for HDC to be successful in medical arena and we will support NeoGenomics with all our efforts.

2.	Develop new partnerships and relationships in the non-medical arena. We are excited about the work that we are doing with SVM Capital. SVM Capital has recently signed a licensing agreement with Lucena Research to expand the SVM Technology further into the financial markets and the Lucena Team is exactly what SVM Capital needs. You can read about this new partner at https://lucenaresearch.com. Like NeoGenomics, Lucena is the right partner, at the right time. We are aggressively looking for similar models for partnering with companies that can help us – now. These are not long, complicated, drawn out processes that take too long to develop, if ever. They will be now and immediate impacts for HDC.

3.	Protecting our Intellectual Property. We will identify the best way to stop letting companies use our technology for free. We realize the traditional methods are expensive and the Company does not have the luxury of excess funds to pursue patent infringers these ways. This team has experience and relationships that will be used to stop the bleeding of our technology to those who currently do not compensate us for their use of our patents. One of our new directors, Henry Kaplan, is an experienced patent attorney and has volunteered to be the Chair of the Patent Monetization Committee. He will work with Eleanor Musick and third party law firms to license companies in addition to those that have already paid licensing fees.

As we hope you can see, the Company will be extremely focused on immediate success – not “maybe, kinda, one day” ideas. Our focus is on bringing HDC out of the difficult situation it is in. We cannot guarantee results, but we can guarantee reduced cash burn, increased focus and sense of urgency.

I hope you find this update helpful as this communication and effort is long overdue. The Board, employees, and advisors owe you the best they have – and they are committed to delivering to you – the Owners of Health Discovery Corporation.

We look forward to hearing from you.

With kind regard on behalf of Health Discovery Corporation,

/s/ Kevin Kowbel

Kevin Kowbel

Interim Chief Executive Officer and Chairman

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the accuracy of which is necessarily subject to risks and uncertainties, including, without limitation, statements regarding future performance, opportunities and investments, and anticipated results in general. From time to time the Company may make other forward-looking statements in relation to other matters, including without limitation, commercialization plans and strategic partnerships. Actual results may differ materially due to a variety of factors, including, among other things, the acceptance of our approach to applying mathematics computer science and physics into the disciplines of biology, organic chemistry and medicine and our products and technologies associated with those approaches, the ability to develop and commercialize new drugs, therapies, medical devices, or other products based on our approaches, and other factors set forth from time to time in the Company’s Securities and Exchange Commission filings.

All forward-looking statements and cautionary statements included in this document are made as of the date hereof based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement or cautionary statement.